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                                                                 Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use of this Registration Statement of Northland Cranberries, Inc. and Subsidiary on Form S-3 of our report dated October 9, 1997 incorporated by reference in the Annual Report on Form 10-K of Northland Cranberries, Inc. and Subsidiary for the year ended August 31, 1998 and to the use of our report dated October 9, 1997 (April 21, 1998 as to Note 1 - Net Income (Loss) Per Share), appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

                                                 /s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
May 4, 1998